Exhibit 99.1

                              CONTACT:  Al Becker
                                        Corporate Communications
                                        Fort Worth, Texas
                                        817-967-1577
                                        corp.comm@aa.com

FOR RELEASE: Wednesday, March 29, 2006


          AMR CORPORATION APPOINTS THOMAS W. HORTON
   EXECUTIVE VICE PRESIDENT - FINANCE AND PLANNING AND CFO

     AMR Also Announces Other Key Executive Appointments
 That Further Strengthen Its Management Team And Provide For
        Succession As AMR Prepares For A Greater Role
             In The Global Aviation Marketplace


     FORT WORTH, Texas - In a move that brings added strength and experience to its strategic leadership team as the company becomes a stronger global competitor, AMR Corporation, the parent company of American Airlines, today announced the appointment of Thomas W. Horton as Executive Vice President - Finance and Planning and Chief Financial Officer.
     Horton returns to AMR and American from AT&T, where he most recently had been Vice Chairman and Chief Financial Officer after joining that company from AMR as CFO in June 2002. Since then, Horton has played a pivotal role in strengthening AT&T's core business and building value for its shareholders. He was credited with improving AT&T's cost structure and reducing debt by more than two-thirds.
He also had responsibility for corporate strategy and ultimately, the structuring of AT&T's successful merger with SBC.
     In his new role as AMR's Executive Vice President - Finance and Planning, Horton will also be CFO, responsible for all of the Company's finance functions, including financial planning, treasury, corporate development, accounting, tax, investor relations, a business unit that provides investment services, and purchasing. In addition, Horton will have overall responsibility for all planning functions led by Henry C. Joyner, American's Senior Vice President - Planning. These include capacity planning, revenue

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management, corporate real estate, international planning,
activities related to American's membership in the global oneworld alliance, and fleet planning.
     "All of us at AMR are thrilled to welcome Tom Horton back to the leadership team," said Gerard Arpey, AMR's Chairman and CEO. "Tom is an executive of extraordinary insight and ability who served our Company with distinction in many roles, including Chief Financial Officer, before going on to do great things at AT&T. His broad knowledge of the challenging airline industry and keen understanding of the financial markets will be enormous assets to AMR as we continue the vital work of restoring the Company to sustained profitability in a global aviation marketplace."
     With the expected retirement of two key executives in the next few years, American also announced today several other major appointments to further strengthen the management team and develop more refined lines of succession in several critical areas as the airline positions itself to become a stronger and more vibrant global competitor. Those planning retirement are Peter J. Dolara, American's Senior Vice President - Miami, the Caribbean and Latin America, who pioneered the airline's services in those regions and guided their growth into some of the most successful portions of American's network; and William F. Quinn, President of American Beacon Advisors, AMR's investment services unit, who founded that enterprise in 1986 and grew the business to a point where today it manages more than $45 billion in pension assets and short-term cash assets on behalf of American and outside clients. Mindful of these changes, American announced the following:
     Two senior international appointments were made to address the changes that will result from Dolara's future retirement and to better position American globally for long-term competitive success. Craig S. Kreeger was named Senior Vice President - International, and C. David Cush was appointed Senior Vice President - Global Sales. At present, Kreeger is responsible for all sales and ground operations activities in Europe and Asia as Vice President - Europe and Pacific Division, based in London. Cush currently is Vice President and General Sales Manager, responsible for leading American's domestic sales team and for developing all sales policies worldwide, including those relating to key distribution systems. Under the transition that will take place when Dolara retires, Kreeger will become responsible for all ground operations in

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Latin America, Europe and Asia, and Cush will be responsible for all sales activities worldwide, including those in Latin America, Europe and Asia.
     Douglas G. Herring, currently American's Vice President and Controller, will become President of American Beacon Advisors, eventually succeeding Quinn, who will continue as the unit's chief executive officer and chairman, and remain on the American Beacon Mutual Fund Board.
     Isabella (Bella) Goren was named Senior Vice President
- Customer Relationship Marketing and Reservations. In this new role, Goren will continue to oversee the full range of on-line customer interactions, including expanding customer relationships through personalized service via the AA.com
Web site, and the operation of American's reservations centers. In addition, Goren will be responsible for the airline's industry-leading AAdvantage travel awards program, led by Kurt Stache, President of AAdvantage.
     Brian McMenamy was appointed Vice President and Controller to succeed Herring. McMenamy is currently American's Managing Director - Airline Profitability and Financial Analysis.
     Dolara and Quinn, the two executives planning retirement, are remaining in their respective roles so they can work closely with their successors in the coming years to ensure a smooth and successful transition of leadership in their important areas of responsibility.
     "The willingness of Peter Dolara and Bill Quinn to remain in their posts and help with the transition is yet another expression of the complete dedication and commitment that has distinguished their outstanding careers," Arpey said. "All of us at American are deeply appreciative of their support.
     "The executive moves we are announcing today will strengthen American for the long-term future and reflect well on the depth of the Company's management team," Arpey said. "These are times of unprecedented challenge and change in the airline industry, and the appointments we are announcing today will put American in an even stronger position to continue the substantial progress that has already been made under the tenets of our Turnaround Plan."

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